U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Rice, Victor
   2777 Walden Avenue
   Buffalo, NY  14225
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Precision Industries Inc.
   APR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Directors Stock Option  |$6.3104 |1/2/9|A   |272        |A  |7/2/9|1/2/0|common stock|272    |       |272         |D  |            |
                        |        |8    |    |           |   |8    |8    |            |       |       |            |   |            |
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Directors Stock Option  |$5.4169 |4/1/9|A   |423        |A  |10/1/|4/1/0|common stock|423    |       |423         |D  |            |
                        |        |8    |    |           |   |98   |8    |            |       |       |            |   |            |
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Directors Stock Option  |$18.0625|4/24/|A   |1,500      |A  |*    |4/24/|common stock|1,500  |       |1,500       |D  |            |
                        |        |98   |    |           |   |     |08   |            |       |       |            |   |            |
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Directors Stock Option  |$18.0625|4/24/|A   |3,400      |A  |4/24/|4/24/|common stock|3,400  |       |3,400       |D  |            |
                        |        |98   |    |           |   |99   |08   |            |       |       |            |   |            |
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Directors Stock Option  |$4.4906 |7/1/9|A   |511        |A  |1/199|7/1/0|common stock|511    |       |511         |D  |            |
                        |        |8    |    |           |   |     |8    |            |       |       |            |   |            |
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Directors Stock Option  |$3.6113 |10/1/|A   |475        |A  |4/1/9|10/1/|common stock|475    |       |475         |D  |            |
                        |        |98   |    |           |   |9    |08   |            |       |       |            |   |            |
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Explanation of Responses:
* Options granted to reporting person become exercisable in five annual installmetns of 20% each beginning on the first anniversary of the date of grant.
SIGNATURE OF REPORTING PERSON
/s/Deborah K. Pawlowski, Attorney-inFact
DATE
2/12/99